Exhibit (a)(55)

JANUS INVESTMENT FUND

Certificate of Establishment and Designation of

Janus Henderson Sustainable Multi-Asset Allocation Fund

The undersigned, being the Secretary of Janus Investment Fund, a Massachusetts business trust with transferable shares (the “Trust”), being duly authorized by vote of a Majority of the duly elected and qualified Trustees of the Trust acting pursuant to Section 3.6 and Section 4.1 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as further amended from time to time (the “Declaration”) in which the Board of Trustees approved the establishment and designation of an additional series of the Trust at a meeting duly called and convened on May 12, 2022, does hereby establish and designate the following additional series (the “New Fund”) (in addition to the Funds now existing) and its share class (“Class D Shares”) to be effective on or about August 15, 2022 or at such date designated in a filing of an amendment to the Trust’s registration statement:

Series of the Trust	Share Class
Janus Henderson Sustainable Multi-Asset Allocation Fund	Class D Shares

The assets of the Trust shall be divided, having the relative rights and preferences as follows:

1.      The beneficial interest in the New Fund shall be represented by a separate series of shares of beneficial interest, par value one cent ($.01) per share (the “Shares”), consisting of Class D Shares. Class D Shares shall bear the name of the New Fund and shall represent the beneficial interest only in the New Fund. An unlimited number Class D Shares of the New Fund series may be issued.

2.      The New Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust’s then effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended (the “1940 Act”).

3.      Class D Shares of the New Fund shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to other powers of the Trustees, all as set forth in paragraphs (a) through (m) of Section 4.2 of the Declaration. Without limitation of the foregoing sentence and as described in subsection (e) of Section 4.2 of the Declaration, Class D Shares shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Class D Shares shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the New Fund, all as provided in the Declaration.

4.      Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Funds may, pursuant to a Plan adopted by the Trustees pursuant to Rule 18f-3 under the 1940 Act, or such similar rule or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class, and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

5.      Subject to the provisions and limitations of Section 7.3 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment materially adversely affects the rights of the Shareholders of the New Fund such amendment may be adopted by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with subsection (e) of Section 4.2 of the Declaration of the holders of a majority of all the Shares of the New Fund, outstanding and entitled to vote.

6.      All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration filed with the Secretary of State of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 2nd day of August, 2022.

/s/ Abigail Murray
Abigail Murray, Chief Legal Counsel Vice President and Secretary